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                                                                     EXHIBIT 4.4

                        THERMADYNE HOLDINGS CORPORATION
                    NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

                                   ARTICLE I

                                    PURPOSE

     The purpose of the Thermadyne Holdings Corporation Non-Employee Directors Stock Option Plan (as set forth herein and as amended from time to time, the "Plan") is to encourage qualified persons to become and remain directors of Thermadyne Holdings Corporation, a Delaware corporation (the "Company"), and to provide directors of the Company with a direct stake in its success.

                                   ARTICLE II

                                  DEFINITIONS

     2.1 "Article" means an Article of this Plan.

     2.2 "Board" means the Board of Directors of the Company.

     2.3 "Common Stock" means the common stock, par value $0.01 per share, of the Company.

     2.4 "Director" means a member of the Board.

     2.5 "Effective Date" means October 26, 1995.

     2.6 "Eligible Director" means a Director who is not an employee of the Company or any of its subsidiaries as of the date of any grant of an Option to him.

     2.7 "Exchange Act" means the Securities Exchange Act of 1934.

     2.8 "Fair Market Value" of a security means, as of any applicable date:

          (i) if the security is listed for trading on a national securities exchange or the NASDAQ National Market, the closing price, regular way, of the security as reported on the consolidated transaction reporting system applicable to such security, or if no such reported sale of the security shall have occurred on such date, on the next preceding date on which there was such a reported sale, or

          (ii) if the security is not listed for trading on a national securities exchange or the NASDAQ National Market, but is listed on the NASDAQ SmallCap Market, the average of the closing bid and asked prices, regular way, on the NASDAQ SmallCap Market or, if no such prices shall have been so reported for such date, on the latest preceding date for which such prices were so reported.

     2.9 "Grantee" means the holder of an Option or any person entitled to exercise an Option under Article VI.

     2.10 "Option" means a right to purchase Common Stock granted under this Plan.

     2.11 "Term" shall have the meaning provided in Article 5.3.

                                  ARTICLE III

                                 ADMINISTRATION

     The Plan is intended to allow Eligible Directors to receive Options without such Options causing them to cease to be "disinterested persons" (within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act) with respect to other stock plans of the Company. Accordingly, the Plan is intended not to require discretionary action by any administrative body with regard to any transaction under the Plan. Subject to the provisions of the Plan, the Board shall have the power to construe and interpret the Plan, to determine

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all questions (including factual questions) arising thereunder, and to adopt and amend such rules for the administration of the Plan as it may deem desirable; provided, however, that no such interpretation or rule shall change the number of Options that may be granted under the Plan or the terms upon which, or the times at which, or the periods within which, such Options may be exercised. Any decision of the Board in the administration of the Plan shall be final.

                                   ARTICLE IV

                             AMOUNT OF COMMON STOCK

     The aggregate number of shares of Common Stock in respect of which Options may be exercised shall not exceed 50,000, subject to adjustment pursuant to
Article VII. Such shares of Common Stock may be either authorized but unissued shares or previously-issued shares reacquired by the Company. If any Options terminate or expire without being exercised in whole or in part, new Options may be granted covering the shares not purchased under such lapsed Options.

                                   ARTICLE V

                                GRANT OF OPTIONS

     5.1 Initial Grants of Options. On the date of the regular meeting of the Board during the fourth quarter of 1995, each Eligible Director shall automatically be granted an Option for 5,000 shares of Common Stock. Thereafter, subject to Section 8.1, each new Eligible Director shall be granted an Option for 5,000 shares upon election to the Board.

     5.2 Subsequent Grants of Options. Subject to Section 8.1, on November 1, 1996 and each November 1 thereafter, each Eligible Director shall automatically be granted an Option for 1,000 shares of Common Stock.

     5.3 Term of Options. Each Option shall have a term ("Term") of 10 years beginning on the date of grant, unless earlier terminated as provided herein.

     5.4 Exercise Price. The exercise price per share for each Option shall be 100% of the Fair Market Value of a share of Common Stock on the date of grant, subject to adjustment pursuant to Article VII.

     5.5 Option Agreements. Each Option shall be evidenced by an agreement in such form as the Board shall prescribe from time to time and shall be consistent with the Plan.

                                   ARTICLE VI

                              EXERCISE OF OPTIONS

     6.1 Vesting. Subject to Section 8.1, each outstanding Option shall be fully exercisable at any time on or after its date of grant.

     6.2 Exercise. An Option shall be exercised by delivery during the Term to the Company of (i) written notice of the exercise specifying the number of shares to be purchased and (ii) full payment in cash for the shares of Common Stock being acquired thereunder.

     6.3 Exercise After Termination of Directorship. If a person shall cease to be a Director for any reason while holding an unexpired Option that has not been fully exercised, such Option shall thereupon terminate; provided that such person, or in the case of his death or adjudication of incompetency, his executor, administrator, distributees, guardian or legal representative, as the case may be, may exercise the Option (to the extent that it was exercisable pursuant to Section 6.1 on the date the person ceased to be a Director) at any time until the earlier to occur of (i) one year after the date such person ceased to be a Director, or (ii) the expiration of the Term of such Option.

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                                  ARTICLE VII

                   ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     7.1 Adjustments. If the outstanding Common Stock is changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, reverse stock split, stock dividend, rights offering, combination, spinoff, exchange of shares, or the like, an appropriate adjustment shall be made by the Board to (i) the aggregate number of shares then-remaining available under the Plan, (ii) the number of shares of Common Stock in respect of which Options are subsequently to be granted, and (iii) to the extent that the following adjustments are necessary to preserve the economic value of unexercised Options, the number or type of shares of capital stock subject to, and the exercise price of, outstanding Options.

     7.2 No Fractional Shares. If a fraction of a share would otherwise result from any adjustment pursuant to Section 7.1, the adjusted share amount shall be reduced to the next lower whole number.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1 Stockholder Approval. No Option shall become exercisable until after the Plan has been approved by the holders of a majority of the shares of Common Stock present and entitled to vote thereon at a meeting of the stockholders of the Company. If such approval is not obtained on or before the first anniversary of the Effective Date, all outstanding Options shall expire and no additional Options shall be granted.

     8.2 Options Non-Transferable. An Option shall not be transferable by its Grantee except by will or the laws of descent and distribution and shall be exercisable during the Grantee's lifetime only by the Grantee or his or her guardian or legal representative; provided, however, that a Grantee may in a manner and to the extent permitted by the Board (a) designate in writing a beneficiary to exercise an Award after his or her death and (b) transfer an option to a revocable, inter vivos trust as to which the Grantee is the settlor and trustee; provided, however, that a transfer of an Award shall be effective only if the Company shall have received an opinion of its counsel to the effect that the restrictions of this Section 8.2 are not required to allow such an Award to be exempt from potential liability under Section 16(b) of the 1934 Act pursuant to SEC Rule 16b-3 thereunder.

     8.3 Expenses. The expenses of the Plan shall be borne by the Company. Any taxes imposed on a Grantee upon exercise of an Option shall be paid by such Grantee.

     8.4 No Right to Re-Election. Neither the Plan nor any action taken hereunder shall be construed as giving any Director any right to be retained or re-elected as a Director.

     8.5 Securities Registration. The Company shall not be obligated to deliver any shares of Common Stock hereunder until such shares have been listed on each securities exchange or national market system on which the Common Stock may then be listed, or until there has been compliance with all applicable state or federal securities laws; provided, however, that the Company shall use all reasonable efforts to cause any such listing and compliance.

     8.6 Taxes. The Company shall not be required to issue shares of Common Stock upon the exercise of an Option unless the Grantee shall first pay to the Company such amount, if any, as may be requested by the Company to satisfy any liability to withhold federal, state, local or foreign income or other taxes relating to such exercise.

     8.7 Rights as Stockholder. A Grantee shall not by reason of any Option have any right as a stockholder of the Company with respect to the shares of Common Stock which may be deliverable upon exercise of such Option until such shares have been delivered to him.

     8.8 Severability. If all or any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of the Plan not declared to be unlawful or invalid. Any Article or part of an Article so declared to be unlawful or invalid shall,

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if possible, be construed in a manner which gives effect to the terms of such
Article or part of an Article to the fullest extent possible while remaining lawful and valid.

     8.9 Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

                                   ARTICLE IX

                                   AMENDMENT

     The Plan may be amended from time to time by the Board as it shall deem advisable, including amendments necessary to qualify for any exemption or to comply with applicable law or regulations; provided, however, that no amendment to the Plan may be made without the approval of the stockholders of the Company which changes (i) the criteria for Eligible Directors or (ii) the vesting conditions, term of exercisability, grant timing, grant amount or exercise price of Options. No amendment of the Plan shall adversely affect the rights of any Grantee under an Option without the consent of such Grantee.

                                   ARTICLE X

                                  TERMINATION

     The Plan shall terminate on the 10th anniversary of the Effective Date of the Plan, unless sooner terminated by the Board. Any termination of the Plan shall not affect any Option then outstanding.

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